INCORPORATION

                                       OF

                        ALLIANZ LIFE AND ANNUITY COMPANY


                                    PREAMBLE

         Templeton Funds Annuity Company, originally named Securities Fund Annuities, Inc. was incorporated on November 23, 1984, as a Florida domestic insurance company. The name of the company was later amended, effective November 15, 1988, to Templeton Funds Annuity Company. Effective December 15, 2006, Templeton Funds Annuity Company became a Minnesota corporation subject to the laws of Minnesota including Section 60A and Section 302A of the Minnesota Statutes Annotated and any amendments to such clauses or provisions. Effective April 1, 2007, Allianz Life Insurance Company of North America acquired Templeton Funds Annuity Company. Allianz Life Insurance Company of North America subsequently changed the name of the Corporation to Allianz Life and Annuity Company to be effective once approved by the Department of Commerce and filed with the Secretary of State.

                        ARTICLE I -- NAME OF CORPORATION


         The name of this Corporation is Allianz Life and Annuity Company.

                             ARTICLE II -- DURATION

         This Corporation shall have perpetual existence.

                             ARTICLE III -- PURPOSE

         This Corporation is formed to do any and all kinds of insurance business specified in clauses (4) and (5)(a) of Section 60A.06, Subdivision 1, of the Minnesota Statutes Annotated and any amendments to such clauses or provisions in substitute therefore which may be hereafter adopted together with any kind or kinds of business to the extent necessarily or properly incidental to the kinds of insurance business which the Corporation is so authorized to do. In furtherance of the foregoing, and not in limitation thereof, the Corporation shall have the power:

         Section 1. To make contracts of life and endowment insurance, to grant, purchase, or dispose of annuities or endowments of any kinds; and in such contracts or in contracts supplemental thereto to provide for additional benefits in event of death of then insured by accidental means, total and permanent disability of the insured, or specific dismemberment suffered by the insured.

         Section 2. To insure against loss or damage by the sickness, bodily injury or death by accident of the assured or his dependents.

         Section 3. To acquire and carry on all or any part of the business or property of any corporation engaged in a business similar to that authorized to be conducted by this Corporation and to merge or consolidate with any corporation with which this Corporation shall be authorized to merge or consolidate under the laws of the State of Minnesota.

         Section 4. To acquire, own, hold, buy, sell, lease, mortgage, and in every other manner deal in real and personal property of every kind and description, wherever situated, including the shares of stock, bonds, debentures, notes, evidences of indebtedness, and other securities, contracts, or obligations of any corporation or corporations, association or associations, domestic or foreign, and to pay therefore other assets of the corporation, stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation.

         Section 5. The corporation shall also have the general rights, powers and privileges of a corporation, as the same now or hereafter are declared by the laws of the State of Minnesota and any and all other rights, powers and privileges now or hereafter granted by the laws relating to insurance adopted by the State of Minnesota or any laws of the State of Minnesota applicable to stock life insurance companies having power to do the kinds of business hereinabove referred to.

         Section 6. The business of the corporation shall be transacted on the stock plan.

                        ARTICLE IV -- KINDS OF INSURANCE

         This Corporation is formed to transact the life, health, and disability insurance businesses and to issue all types of annuities.

                           ARTICLE V -- CAPITAL STOCK

         This Corporation is authorized to issue 2,500,000 shares of common stock, all of which shall have a par value of $1.00 per share.

                        ARTICLE VI -- BOARD OF DIRECTORS

         The management of the corporation shall be exercised by the Board of Directors and by such committee, officers, employees, and agents as the Board may authorize, elect, or appoint. The Board of Directors shall consist of not less than five (5) nor more than twenty (20) directors in number, the exact number of directors to be fixed by a resolution to be adopted at any annual meeting of stockholders or at any special meeting called for that purpose. The number of directors shall remain as so fixed until changed by the stockholders at any annual meeting or at any special meeting called for that purpose.

         At each annual meeting of the stockholders, Directors shall be elected for a term of one year. Directors need not be residents of the State of Minnesota.

         A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for (a) for any breach of the director's duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(c) under Minnesota Statutes section 302A.559 or 80A.23; (d) for any transaction for which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the effective date of this amendment. This amendment to the Articles of Incorporation shall be effective immediately but shall not apply to or have any effect on the liability or alleged liability of any director or the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                   ARTICLE VII -- PRINCIPAL PLACE OF BUSINESS

         The principal place of business and registered office of this Corporation shall be 5701 Golden Hills Drive, Minneapolis, Hennepin County, Minnesota, 55416.